Exhibit 10.31

AMENDMENT TO OPTION AGREEMENT

THIS AMENDMENT TO OPTION AGREEMENT (the “Amendment”) is made and entered into as of this      day of                     , 2003, by and between Avocent Corporation, a Delaware corporation (“Avocent”), and                         (“Optionee”).

RECITALS

WHEREAS, Optionee has been a director of Avocent [and one of its predecessors, Apex Inc./Apex PC Solutions, Inc. (now known as Avocent Huntsville Corp.)] since                   ;

WHEREAS, Optionee has received certain stock option grants from Avocent [and Apex]; and

WHEREAS, Avocent and Optionee now wish to amend each existing Option Agreement between Optionee and Avocent [and Apex] to provide for the immediate vesting and acceleration of all outstanding options in the event of a Change of Control (as defined below) of Avocent.

AGREEMENT

NOW, THEREFORE, Option and Avocent hereby agree as follows:

1.                                       DEFINITIONS.  For purposes of this Amendment, the following terms shall have the following meanings:

(a)                                  “TERMINATION UPON A CHANGE IN CONTROL” shall mean that Optionee ceases to be a member of the Board of Directors of Avocent at any time following any “Change in Control.”

(b)                                 “CHANGE IN CONTROL” shall mean, after the date of this Amendment, any one of the following events:

(i)                                     Any person acquires beneficial ownership of Avocent Corporation’s securities and is or thereby becomes a beneficial owner of securities entitling such person to exercise twenty-five percent (25%) or more of the combined voting power of Avocent Corporation’s then outstanding stock.  For purposes of this Amendment, “beneficial ownership” shall be determined in accordance with Regulation 13D under the Securities Exchange Act of 1934, or any similar successor regulation or rule; and the term “person” shall include any natural person, corporation, partnership, trust, or association, or any group or combination thereof, whose ownership of Avocent Corporation’s securities would be required to be reported under such Regulation 13D, or any similar successor regulation or rule.

(ii)                                  Within any twenty-four (24) month period, the individuals who were Directors of Avocent Corporation at the beginning of any such period, together with any other Directors first elected as directors of Avocent Corporation pursuant to nominations approved or ratified by at least two-thirds (2/3) of the Directors in office immediately prior to any such election, cease to constitute a majority of the Board of Directors of Avocent Corporation.

(iii)                               Avocent Corporation’s stockholders approve:

(1)                                  any consolidation or merger of Avocent Corporation in which Avocent Corporation is not the continuing or surviving corporation or pursuant to which shares of Avocent Corporation common stock would be converted into cash, securities or other property, other than a merger or consolidation of Avocent Corporation in which the holders of Avocent Corporation’s common stock immediately prior to the merger or consolidation have substantially the same proportionate ownership and voting control of the surviving corporation immediately after the merger or consolidation; or

(2)                                  any sale, lease, exchange, liquidation or other transfer (in one transaction or a series of transactions) of all or substantially all of the assets of Avocent Corporation.

Notwithstanding subparagraphs (b)(iii)(1) and (b)(iii)(2) above, the term “Change in Control” shall not include a consolidation, merger, or other reorganization if upon consummation of such transaction all of the outstanding voting stock of Avocent Corporation is owned, directly or indirectly, by a holding company, and the holders of Avocent Corporation’s common stock immediately prior to the transaction have substantially the same proportionate ownership and voting control of such holding company after such transaction.

2.                                       ACCELERATED VESTING.  Effective on the date of this Amendment, Avocent and Optionee hereby agree that, in the event of a “Change of Control,” any and all outstanding option grants to Optionee will become fully vested and immediately available for exercise, and each and every Stock Option Agreement between Optionee and Avocent [and Apex] is hereby amended to that effect.

3.                                       INDEMNIFICATION FOR SECTION 4999 EXCISE TAXES.  In the event that it shall be determined that any payment or other benefit paid by Avocent Corporation to or for the benefit of Optionee under this Amendment (the “Payments”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code (the “Excise Tax”), then Avocent Corporation shall indemnify Optionee for such Excise Tax in accordance with the following:

(a)                                  Optionee shall be entitled to receive an additional payment from Avocent Corporation equal to (i) one hundred percent (100%) of any Excise Tax actually paid or finally or payable by Optionee in connection with the Payments, plus (ii) an additional payment in such amount that after all taxes, interest and penalties incurred in connection with all payments under this Section 3(a), Optionee retains an amount equal to one hundred percent (100%) of the Excise Tax.

(b)                                 All determinations required to be made under this Section shall be made by Avocent Corporation’s primary independent public accounting firm, or any other nationally recognized accounting firm reasonably acceptable to Avocent Corporation and Optionee (the “Accounting Firm”).  Avocent Corporation shall cause the Accounting Firm to provide detailed supporting calculations of its determinations to Optionee.  All fees and expenses of the Accounting Firm shall be borne solely by Avocent Corporation.  For purposes of making the calculations required by this Section, the Accounting Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Internal Revenue Code, provided the Accounting Firm’s determinations must be made with substantial authority (within the meaning of Section 6662 of the Internal Revenue Code). The payments to which Optionee is entitled pursuant to this Section shall be paid by Avocent Corporation to Optionee in cash and in full not later than thirty (30) calendar days following the date Optionee becomes subject to the Excise Tax.

4.                                       MISCELLANEOUS.

4.1                                 ENTIRE AGREEMENT; MODIFICATIONS.  Except as otherwise provided herein, this Amendment represents the entire understanding among the parties with respect to the subject matter hereof, and this Amendment supersedes any and all prior understandings, agreements, plans and negotiations, whether written or oral with respect to the subject matter hereof.  All modifications to this Amendment must be in writing and signed by the party against whom enforcement of such modification is sought.

4.2                                 SEVERABILITY.  If a court or other body of competent jurisdiction determines that any provision of this Amendment is excessive in scope or otherwise invalid or unenforceable, such provision shall be adjusted rather than voided, if possible, and all other provisions of this Amendment shall be deemed valid and enforceable to the extent possible.

4.3                                 COUNTERPARTS.  This Amendment may be executed in one or more counterparts, all of which taken together shall constitute one and the same Amendment.

4.4                                 REMAINING TERMS UNCHANGED.  Except as specifically set forth in this Amendment, the remaining terms and conditions of each and every Stock Option Agreement between Optionee and Avocent [and Apex] shall remain unchanged and in full force and effect

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

AVOCENT CORPORATION on behalf of itself and its wholly owned subsidiary Avocent Redmond Corp. (formerly known as Apex. Inc. and Apex PC Solutions, Inc.):

By:
Its:

OPTIONEE:

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